FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-04

From:  Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]

Sent:  Tuesday, May 17, 2016 3:23 PM

Subject:  CGCMT 2016-C1 -- Final Pricing Details (Public)

CGCMT 2016-C1 -- Final Pricing Details (Public)

638.574mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:  Citigroup Global Markets Inc. and Cantor Fitzgerald & Co.

Co-Managers:  Drexel Hamilton, LLC

Class	Moody’s/Fitch/KBRA	Size($mm)	WAL(yr)	Spread	Coupon	Yield	$Px
A-1	Aaa(sf)/AAAsf/AAA(sf)	36.205	2.66	S+48	1.506	1.496	99.99926
A-2	Aaa(sf)/AAAsf/AAA(sf)	15.052	4.85	S+80	2.679	2.024	102.99743
A-3	Aaa(sf)/AAAsf/AAA(sf)	185.000	9.66	S+123	2.944	2.834	100.99209
A-4	Aaa(sf)/AAAsf/AAA(sf)	237.485	9.87	S+125	3.209	2.869	102.99265
A-AB	Aaa(sf)/AAAsf/AAA(sf)	55.255	7.24	S+112	3.003	2.550	102.99939
A-S	Aa2(sf)/AAAsf/AAA(sf)	38.730	9.94	S+155	3.514	3.173	102.99626
B	A1(sf)/AA-sf/AA(sf)	35.896	9.94	S+215	4.117	3.773	102.99205
C	NR/A-sf/A+(sf)	34.951	9.94	S+375	5.119	5.373	97.60404

Anticipated Timing

Anticipated Closing:   Wednesday, June 1st

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Cantor Fitzgerald & Co., Drexel Hamilton, LLC, or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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